Exhibit 99.1

NEWS RELEASE

For Immediate Release: April 21, 2004

Liberty National Bancshares, Inc. Reports First Quarter Earnings

CONYERS, Georgia – April 21, 2004 – Today Liberty National Bancshares, Inc. announced the results of its operations for the quarter ended March 31, 2004. Net income for the first quarter of 2004 was $452 thousand compared to $358 thousand for the same period last year, reflecting a 26 percent increase. Total assets of $180 million at March 31, 2004 represent a 33 percent increase from total assets at March 31, 2003 and a 14 percent increase compared to the fiscal year ended December 31, 2003.

First quarter net-interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $262 thousand, or 20 percent more than during the same period in 2003. For the quarter ended March 31, 2004, non-interest income (other fees for services) increased to $465 thousand, a 16 percent increase compared to the first quarter of last year. Non-interest operating expenses rose $178 thousand, or 17 percent greater than during the comparable period during 2003.

Gross loans at the end of the first quarter of 2004 totaled $142 million, a 34 percent increase compared to gross loans as of March 31, 2003 and a 9 percent increase since the December 31, 2003 fiscal year end. Deposits as of March 31, 2004, were $162 million, which represents a 34 percent increase over the total as of March 31, 2003 and a 15 percent increase since the December 31, 2003 fiscal year end.

“The company’s net income and total assets continued to grow during the first quarter of 2004,” commented Bill Daniel, Liberty National’s President and Chief Executive Officer. “During the first three months of the year, total gross loans increased by $11.3 million and charged off loans totaled a meager $255. Deposits rose $21.7 million from the 2003 year end total, strengthening liquidity and preparing the company to take advantage of the strong demand for credit that we anticipate as the economy continues to improve during the remaining three quarters of the year. While we were pleased with a 26 percent increase in net income, non-interest income fell short of our budget expectation due to lower than planned mortgage fees and service charges on deposit accounts. Non-interest operating expenses were slightly higher than expected as well. Nonetheless, we will remain focused on improving our results and producing another record year for our shareholders in 2004,” Daniel concluded.

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank, which operates offices in Rockdale and Newton Counties. A full-service financial institution, Liberty National Bank offers checking, savings, and commercial, mortgage, and construction lending services. Three locations – two in Rockdale County and one in Newton County– are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the company’s financial performance and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For more information contact:

• Bill Daniel, Chief Executive Officer • Liberty National Bank • 1000 Georgia Highway 138 • Conyers, Georgia 30013 •

• 770-785-7880 • www.libertywebbank.com •